Exhibit 2.4

        EXECUTION COPY

        30 SEPTEMBER 2004

      (1)
      AMF WBCH LLC

      (2)
      AMF BCH LLC

      (3)
      EVER 2421 LIMITED

      (4)
      EVER 2423 LIMITED

      (5)
      AMF BOWLING WORLDWIDE INC

      (6)
      AMF BOWLING UK LIMITED

      (7)
      AMF BOWLING

SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made on 30 September 2004.

BETWEEN:

(1)
AMF BOWLING WORLDWIDE, INC. a company incorporated under the laws of Delaware (the "Parent");

(2)
AMF WBCH LLC, a company incorporated under the laws of Delaware (the "First Vendor");

(3)
AMF BCH LLC, a company incorporated under the laws of Delaware (the "Second Vendor") (together with the First Vendor, the "Vendors");

(4)
EVER 2421 LIMITED, a company incorporated in England and Wales with company number (5192981) (the "Purchaser");

(5)
EVER 2423 LIMITED, a company incorporated in England and Wales with company number (5188025) (the "Purchaser Nominee");

(6)
AMF BOWLING UK LIMITED, a company incorporated in England and Wales with company number 05163827 (the "Sale Company"); and

(7)
AMF BOWLING, a company incorporated in England and Wales with company number 2106632 (the "Company").

WHEREAS:

  (A)
  The Sale Company is a private limited company incorporated in England and Wales with registered number 05163827. The Vendors are the sole legal and beneficial owners of the entire issued share capital of the Sale Company.

  (B)
  The Vendors have agreed to sell all of the issued share capital of the Sale Company to the Purchaser, and the Second Vendor has agreed to sell the Nominee Share it holds in the capital of the Company to the Purchaser Nominee for the consideration and upon the terms and conditions set out in this Agreement.

  (C)
  The Parent has agreed to procure the performance by the Vendors of their obligations under this Agreement and the other Transaction Documents.

IT IS AGREED as follows:

1.     INTERPRETATION

1.1.
Words and expressions used in this Agreement shall have the meanings set out in Schedule 1 unless the context requires otherwise.

1.2.
In this Agreement, unless the context otherwise requires:

(a)
references to "persons" shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b)
the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(c)
references to one gender include all genders;

(d)
any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted;

(e)
all obligations, representations and warranties on the part of two or more persons are entered into, given or made by such persons jointly and severally;

  (f)
  references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the Schedule in which such references appear;

  (g)
  the Schedules form part of this Agreement and will have the same force and effect as if they were expressly set out in the body of this Agreement;

  (h)
  any phrasing introduced by the term "include", "including", "in particular" or any similar expression will be construed as illustrative and will not limit the sense of the words proceeding that term;

  (i)
  any statement qualified by the expression "to the best knowledge of the Vendors" or "so far as the Vendors are aware" or any similar expression shall be deemed to include the actual knowledge of each of the Senior Employees;

  (j)
  any reference to a document "in the agreed form" is to the form of the relevant document agreed between the parties and for the purpose of identification initialled by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Vendors and the Purchaser); and

  (k)
  references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term.

2.     SALE AND PURCHASE AND CONSIDERATION

2.1.
The Vendors agree to sell, and the Purchaser agrees to purchase, the Shares with full title guarantee and with all rights attaching or accruing to them as at Completion free from any Encumbrances.

2.2.
The aggregate consideration for the sale of the Shares is:-

(a)
£16,802,315; plus or minus (as the case may be);

(b)
the Working Capital Adjustment.

2.3.
When the Completion Statement has become final and binding pursuant to the provisions of clause 4:

(a)
if the amount of the Working Capital exceeds the Target Working Capital, the Purchaser shall pay (or procure payment) to the Vendor of the amount of such excess (and for the avoidance of doubt where the Target Working Capital is a negative number the Target Working Capital shall be deemed to be exceeded to the extent that the amount of the Working Capital is a smaller negative number); and

(b)
if the amount of the Working Capital is less than the Target Working Capital, the Vendors shall pay (or procure payment) to the Purchaser of an amount equal to such shortfall (and for the avoidance of doubt where the Target Working Capital is a negative number the Working Capital shall be deemed to be less than the Target Working Capital if and to the extent that it is a larger negative number).

2.4.
It is agreed that when the Completion Statement has become final and binding pursuant to the provisions of clause 4:

(a)
if the amount of the Net Indebtedness exceeds the Estimated Net Indebtedness then the effect of the same shall be (i) to reduce the amount referred to in clause 2.2 by an amount equal to such excess (the "Excess") and (ii) that the Purchaser will have discharged the Net Indebtedness by its payment of the Estimated Intra-Group Indebtedness in accordance with clause 3.7(b) and the Excess on Completion and there shall be no obligation on the Purchaser or the Vendors to pay or right for the Vendors or the Purchaser to receive, after Completion, any amount in relation to such Excess;

(b)
if the amount of the Net Indebtedness is less than the Estimated Net Indebtedness, the Parties acknowledge that the effect of the same shall be to increase the amount referred to in clause 2.2 by an amount equal to such shortfall (the "Shortfall") and that the Purchaser will have discharged its obligation to pay such increased consideration for the Shares by its payment of an amount equal to such Shortfall together with an amount equal to the Net Indebtedness, in accordance with clause 3.7(b) on Completion, and there shall be no obligation on the Purchaser or the Vendors to pay or right for the Vendors or the Purchaser to receive, after Completion, any amount in relation to such Shortfall.

2.5.
The amounts referred to in clause 2.3(a) and (b) will be paid by the Vendors to the Purchaser or the Purchaser to the Vendors (as the case may be) within 10 business days after the Completion Statement has become final and binding in accordance with clause 4 of this Agreement and any amount not paid when due shall carry interest in accordance with clause 18 of this Agreement.

2.6.
Any sums payable by the Vendors to the Purchaser or the Purchaser to the Vendors (as the case may be) in accordance with clause 2.3 shall be paid by telegraphic transfer to the client account of the Purchaser's Solicitors or the Vendors Solicitors (as the case may be) (or as the Purchaser, or the Vendor (as the case may be), may direct) and payment to them will be good and sufficient discharge to the Vendors, or the Purchaser (as the case may be), and the Vendors, or the Purchaser (as the case may be), shall not be concerned as to the application of the monies so paid.

2.7.
If any payment is made by the Vendors to the Purchaser under or in respect of any breach of this Agreement, save for any payment pursuant to clause 9.4, the payment shall so far as possible be treated as a reduction in the price paid for the Shares.

2.8.
Effective as of Completion, the parties hereto hereby appoint Kirkland & Ellis International LLP as escrow agent with respect to the Escrow Amount (the "Escrow Agent").

2.9.
It is acknowledged by the parties hereto that the Escrow Agent has agreed to their appointment as the Escrow Agent on the terms, and subject to the provisions, of the executed undertaking attached as Appendix 1 to this Agreement (the "Escrow Undertaking").

2.10.
At Completion that part of the amount payable by the Purchaser pursuant to clause 3.4(a), being the Escrow Amount, shall be paid by the Purchaser to the Escrow Agent.

2.11.
It is hereby agreed that:

(a)
upon the delivery to the Escrow Agent of written confirmation from the UK Inland Revenue that the change to the "principal employer" of the Pension Scheme from the Company to AMF Bowling Products UK Limited as contemplated by the Deed of Substitution referred to in clause 3.2(p) will not affect the approval of the Pension Scheme under Chapter I of Part XIV of ICTA (such confirmation to contain no conditions), the Vendors shall be entitled to receive, and the Parties irrevocably undertake to each instruct the Escrow Agent to release, the Escrow Amount to the Vendors (subject to such deductions as the Escrow Undertaking permits), and the Escrow Undertaking shall require the Escrow Agent (upon receipt of such joint written instruction or a final court order of an English court to the effect that the Vendors are entitled to such payment) to immediately pay such Escrow Amount to the client account of the Vendors' Solicitors (for the account of the Vendors); and

(b)
upon the delivery to the Escrow Agent of written confirmation from the UK Inland Revenue that the change to "principal employer" of the Pension Scheme from the Company to AMF Bowling Products UK Limited as contemplated by the Deed of Substitution referred to in clause 3.3(p) will affect the approval of the Pension Scheme under Chapter I of Part XIV of ICTA, the Purchaser shall be entitled to receive, and the Parties irrevocably undertake to each instruct the Escrow Agent to release, the Escrow Amount to the Vendors (subject to such deductions as the Escrow Undertaking permits) and the Escrow Undertaking shall require the Escrow Agent (upon receipt of such joint written instruction or final court order of an English court of first instance to the effect that the Purchaser is entitled to such payment) to immediately pay such Escrow Amount to the client account of the Purchaser's Solicitors (for the account of the Purchaser) and, in such event, the amount payable in accordance with clause 3.7(a) shall be deemed to be reduced by £2,000,000, provided that, the Purchaser shall not be so entitled, no amount shall be payable to the Purchaser, and the amount payable in accordance with clause 3.7(a) shall not be deemed to be reduced (and the Escrow Amount shall remain in escrow), until such time as the Vendors have been unsuccessful in an appeal to a court of first instance with regard to the Inland Revenue's decision, such appeal to have been lodged within 3 months of the date of the written confirmation from the Inland Revenue referred to above and to have been pursued and to continue to be pursued with all reasonable diligence.

2.12.
The Parent and the Vendors agree to indemnify and keep indemnified the Purchasers (for itself and as trustee for each relevant Group Member) against all Costs in relation to the Pension Scheme pending the outcome of such appeal.

2.13.
In the event of any disagreement between the parties hereto, resulting in adverse claims or demands being made in connection with the Escrow Amount, it is agreed that the Escrow Agent shall be entitled to retain the Escrow Amount until they shall have received a final order of a English court of first instance directing delivery or other disposition of the Escrow Amount. It is agreed that the Escrow Agent shall act on any such court order without further question.

2.14.
The parties agree to comply with the terms of the Escrow Undertaking.

3.     COMPLETION

3.1.
Completion of the sale and purchase of the Shares ("Completion") shall take place at the offices of the Vendors' Solicitors immediately:

(a)
after the execution of this Agreement by all parties hereto; and

  (b)
  once all things required to be delivered and all obligations required to be fulfilled pursuant to this clause 3 have been so delivered and so fulfilled (or delivery and/or fulfillment has been waived in writing by the relevant party).

3.2.
The Vendors shall deliver (or cause to be delivered) to the Purchaser:

(a)
duly executed transfers into the name of the Purchaser (or its nominee(s)) in respect of all of the Shares, together with the relative share certificates (or in the case of any lost certificate an indemnity satisfactory to the Purchaser (acting reasonably) in relation to it);

(b)
share certificates in respect of all of the issued shares in the capital of each of the Subsidiaries and transfers of all shares in any Group Member not held in the name of the Company or another Group Member duly executed in favour of the Purchaser (or its nominees);

(c)
an original of the Tax Deed, the License and the Supply Agreement duly executed by the Vendors and each member of the Retained Group as is a party thereto;

(d)
the certificates of incorporation and change of name, common seal, share register and share certificate book (with any unissued share certificates) and all minute books and other statutory books (which shall be written-up to but not include Completion) of the Sale Company and of each Group Company;

(e)
a power of attorney in the agreed form duly executed as a deed by each registered holder of the Shares;

(f)
written confirmations in the agreed form as to the respective bank balances of each Group Company as at the close of business on the last Business Day prior to Completion;

(g)
letters of resignation in the agreed form duly executed by the existing auditors of each Group Company containing the statement required by Section 39 CA 1985, the original letter having been deposited at the registered office of the relevant Group Member;

(h)
a letter of resignation in the agreed form duly executed as a deed by each of the directors of any Group Company required to resign at Completion by the Purchaser;

(i)
a letter of resignation in the agreed form duly executed as a deed by the secretary of each Group Company required to resign at Completion by the Purchaser;

(j)
any waiver, consent or other document required to give the Purchaser (or its nominees) full legal and beneficial ownership of the Shares, subject to the payment of the relevant stamp duty, including evidence in a form reasonably acceptable to the Purchaser that all and any Encumbrances over the Shares have been released;

(k)
a copy of a resolution of the boards of directors of the Vendors certified by a duly appointed officer as true and correct, authorising the execution of and the performance by the Vendors of their obligations under the Transaction Documents and a copy of a resolution of the board of directors of each member of the Retained Group which is a party to any other Transaction Documents authorizing the execution of and the performance by such company of its obligations under this Agreement;

(l)
all deeds and documents in the possession of the Vendors as previously disclosed to the Purchaser relating to the title of any Group Company to the Properties;

(m)
all papers, books, records, keys, credit cards and other property (if any) of each Group Company which are in the possession of or under the control of the Vendors or any of its officers or employees or any other person who resigns as an officer of any Group Company;

  (n)
  a copy of the bank mandate of each Group Company and copies of bank statements in respect of each account of each Group Company as at the close of business on the last Business Day prior to Completion, together in each case with a reconciliation statement prepared by the Vendors to show the position at Completion (listing unpresented cheques drawn or received by the relevant Group Company and standing orders payable since the date of such bank statements); and

  (o)
  an original of a U.S. law opinion given by the Vendors' Solicitors in the agreed form;

  (p)
  a deed of substitution in relation to the Pension Scheme to change the "principal employer" of the scheme from the Company to AMF Bowling Products UK Limited;

  (q)
  a compromise agreement in the agreed form duly executed by the Senior Employees (except Mark Root);

  (r)
  duly executed stock transfer forms in relation to the Initial Transfer together with an application to the Stamp Office for adjudication of the same which the Vendors shall procure shall be submitted to the UK Stamp Office as soon as reasonably practicable following Completion.

3.3.
The Vendors shall deliver to the Purchaser's Scottish Solicitors:

(a)
validly subscribed Dispositions by AMF Bowling ("the disponer") to AMF Bowling UK Limited ("the disponee") of the Scottish Properties, Forms 2 and 4 in respect of said Dispositions and cheques payable to Registers of Scotland for £3000 and £5000, all duly signed by the Vendors' Scottish Solicitors, said Dispositions and Forms to be in terms of the draft adjusted between the Purchaser's Scottish Solicitors and the Vendors' Scottish Solicitors;

(b)
SDLT Forms 1 and 4 signed by the disponee in terms previously approved by the Purchaser's Scottish Solicitors; and

(c)
Form 13 Reports in respect of the Scottish Properties brought down as near as reasonably possible to Completion, which Form 13 Reports will disclose no deed, decree or diligence which is prejudicial to the validity of, or is an encumbrance upon, the Company's title to the Scottish Properties.

3.4.
Following Completion the Vendors undertake to the Purchaser:

(a)
to advise the Purchaser of any rejection by the Inland Revenue of the SDLT Forms 1 and 4 or any of them received prior to the issue of SDLT 5 Certificates, provide the Purchaser with a copy of such rejection and any other relevant correspondence with the Inland Revenue, correct the rejected Form(s) (if required) and re-deliver them to the Purchaser without delay;

(b)
if received by the Vendor, to deliver to the Purchaser SDLT 5 Certificates in respect of the land transactions effected by the said Dispositions which will enable the Purchaser's Scottish Solicitors to present the said Dispositions for registration in the Land Register of Scotland;

(c)
after the submission by the Purchaser's Scottish Solicitors of the said Dispositions for registration in the Land Register of Scotland to deliver to the Purchaser receipted Forms 4 in respect of the said Dispositions as soon as received by the Vendor's Scottish Solicitors and the Vendor hereby undertakes not to uplift the said application for registration without the Purchaser's consent and to notify the Purchaser's Scottish Solicitors of any requisitions received from the Keeper in respect of said applications for registration;

(d)
to clear the records of any deed, decree or diligence (other than such as may be created by or against the Purchaser) which may be recorded in the Personal Register or to which effect may be given in the Land Register in the period from the date of the said Form 13 report to the date occurring 21 days after Completion inclusive (or the earlier date of registration of the disponee's interest in the Scottish Properties) and which would cause the Keeper of the Land Register of Scotland to make an entry on, or qualify his indemnity in the Land Certificate to be issued in respect of that interest;

(e)
within 2 months after Completion to deliver to the Purchaser updated Search Reports in the Mortgage Register and the Company File of the disponer and the disponee continued to a date not earlier than 22 days after the date of receipt of the said Forms 4, which will disclose no entries prejudicial to the interest of the Purchaser including, without limitation, confirmation that as at the date of certification neither the disponer nor the disponee has filed any resolution for winding up and that there is no notice of appointment of a liquidator, receiver or administrator nor any notice of striking-off in respect of either; and

(f)
as soon as received from the Keeper of the Register of Scotland to deliver to the Purchaser the Land Certificates disclosing the disponee as the registered proprietor of the Scottish Properties and containing no exclusion of indemnity.

3.5.
In relation to the Properties (not situated in Scotland), at Completion the Vendors shall deliver, or cause to be delivered, to the Purchaser:

(a)
title deeds in relation to all Properties within the Vendors' possession and so far as not already sent to the Purchaser's Solicitors;

(b)
the completed TR5 in the agreed form ("TR5");

(c)
the Land Transaction Returns properly completed (save for VAT reg no) and signed ready for submission to the Inland Revenue showing Dundas & Wilson as the agent for both parties in relation to the TR5 in form SDLT1 together with the supplemental returns in form SDLT2 to SDLT4 (as appropriate) as previously approved by the Purchaser's Solicitors;

(d)
a Cheque drawn on Dundas & Wilson's account in relation to the fees payable to register the TR5 (£5,460);

(e)
an undertaking in the agreed form;

(f)
a certified copy of the completed Licence to Assign and Assignment Deed in the agreed form in relation to the property at Cleveland Way, Hemel Hempstead; and

(g)
a signed and dated Agreement for Surrender between AMF Bowling (1) and AMF Bowling Products UK Limited in the form attached in relation to AMF Bowling Products UK Limited's occupation of the property at Warren Road, Scunthorpe with accompanying signed notice and statutory declaration.

3.6.
The Vendors shall procure that resolutions of the boards of directors of the Sale Company (and, if necessary, any Group Company) are passed by which the following business is transacted:

(a)
the registration in the books of the Sale Company (and other Group Companies if appropriate) (subject to their being duly stamped) of the transfers in respect of the Shares referred to in clause 3.2 is approved;

(b)
the execution of the Tax Deed, the License and the Supply Agreement by each relevant Group Company is approved;

(c)
the resignations referred to in each of clause 3.2(h) and (i) are accepted;

(d)
such persons as are nominated by the Purchaser are appointed as directors and/or secretary of each Group Company; and

(e)
all existing instructions to the bankers of each Group Company are revoked and new instructions given to such bankers as the Purchaser may nominate, in such form as the Purchaser directs.

3.7.
The Purchaser shall:

(a)
cause the amount referred to in clause 2.2(a) to be paid by telegraphic transfer to the client account of the Vendors' Solicitors:

Account No: 60439738
Bank Name: Barclays Bank Plc
Bank Address: 155 Bishopsgate, London, EC2M 3XA
Sort Code: 20-77-67
Swift Code: BARCGB22
IBAN No: GB53 BARC 2077 6760 4397 38

    who are authorised to receive it on behalf of the Vendors and receipt by them shall be good and sufficient discharge to the Purchaser and the Purchaser will not be further concerned as to the application of the moneys so received;

  (b)
  procure that each relevant Group Company shall pay to the client account of the Vendors' Solicitors (who are authorised to receive it on behalf of the Vendors) an amount equal to the Estimated Intra-Group Indebtedness;

  (c)
  deliver to the Vendors an original of this Agreement, the Disclosure Letter and the Tax Deed validly executed by the Purchaser;

  (d)
  procure the delivery to the Vendors of an original License and Supply Agreement, duly executed by the Company and the Sale Company;

  (e)
  deliver to the Vendors a copy of the minutes of the Purchaser authorising the execution and performance by the Purchaser of its obligations under this Agreement, the Tax Deed and the Escrow Undertaking, and to acknowledge receipt of the Disclosure Letter;

  (f)
  deliver to the Vendors a commitment letter from the Purchaser's Financiers in relation to guarantees to be provided in relation to the Guaranteed Leases, and a pro forma draft guarantee in the agreed form in connection with the same; and

  (g)
  deliver to the Vendors a pro forma balance sheet of the Purchaser showing the Purchaser's asset position immediately following Completion, in the agreed form.

3.8.
The Vendors shall procure that each relevant member of the Retained Group shall pay to the Purchaser (as trustee for the relevant Group Company to which such indebtedness is owed) an amount equal to the Estimated Intra-Group Debtors.

3.9.
The Vendors will procure that on Completion each Group Company is released from any guarantee, indemnity, counter indemnity, letter of comfort or other obligation, given by such Group Company to any third party in respect of a liability of any person other than a Group Company and undertakes to pay to the Purchaser an amount equal to any Costs incurred by any Group Company or the Purchaser in connection with any failure by the Vendors to do the same.

4.     COMPLETION STATEMENT

4.1.
The Vendors and the Purchaser shall use all reasonable endeavours to procure that, promptly after Completion, a Completion Statement is prepared in accordance with the provisions of this clause 4. Such Completion Statement shall be prepared on the basis of the accounting policies and procedures set out in Schedule 4.

4.2.
The Purchaser shall arrange for a draft Completion Statement to be prepared by the Purchaser in conjunction with the Purchaser's Accountants and shall procure that the same is delivered to the Vendors (with a copy to the Vendors' Accountants) within 30 days of Completion.

4.3.
The Vendors shall notify the Purchaser within 30 days of receipt of such draft Completion Statement whether or not they accept it for the purposes of this Agreement.

4.4.
If the Vendors notify the Purchaser that it does not accept such draft Completion Statement:

(a)
it shall set out in reasonable detail its reasons for such non-acceptance and specify the adjustments which, in its opinion, should be made to the draft Completion Statement in order to comply with the requirements of this Agreement; and

  (b)
  the parties shall use all reasonable endeavours (in conjunction with the Vendors' Accountants and the Purchaser's Accountants) to meet and discuss the objections of the Vendors and to reach agreement upon the adjustments (if any) required to be made to the draft Completion Statement.

4.5.
If the Vendors are satisfied with the draft Completion Statement (either as originally submitted or after adjustments agreed between the Vendors and the Purchaser) or if the Vendors fail to notify the Purchaser of their non-acceptance of the draft Completion Statement within the 30 day period referred to in clause 4.3, then the draft Completion Statement (incorporating any agreed adjustments) shall constitute the Completion Statement for the purposes of this Agreement.

4.6.
If the Vendors and the Purchaser do not reach agreement within 30 days of the Vendors' notice of non-acceptance under clause 4.4, then the matters in dispute shall be referred as soon as practicable following the expiration of such 30 day period, on the application of either party, for determination by an independent firm of internationally recognised chartered accountants to be agreed upon by the Vendors and the Purchaser or, failing agreement within five Business Days of such application, to be selected upon the application of any party by the President for the time being of the Institute of Chartered Accountants in England and Wales within ten Business Days of such application. The following terms of reference shall apply:

(a)
the Purchaser's Accountants and the Vendors' Accountants shall each promptly (and in any event, within 30 Business Days of the selection of the independent firm in accordance with the provisions of this clause 4.6) prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to such independent firm for determination (in each case, such party's "Submission");

(b)
in giving such determination (which shall be required to be delivered within 45 days of the date on which the Vendors' Submission was delivered), the firm shall state what adjustments (if any) are necessary to the draft Completion Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement;

(c)
any such firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties (the "Determination");

(d)
the expenses of any Determination by an independent firm of accountants shall be borne by the party (being either the Purchaser or the Vendors) whose proposal for Working Capital and Net Indebtedness contained within their Submission is closest to the independent firm's Determination in respect of Working Capital and Net Indebtedness.

4.7.
If the Vendors and the Purchaser reach (or pursuant to clause 4.5 are deemed to reach) agreement on the Completion Statement or the Completion Statement is finally determined at any stage in the procedures set out in this clause 4:

(a)
the Completion Statement as so agreed or determined shall be the Completion Statement for the purposes of this Agreement and shall be final and binding on the parties; and

(b)
the amount of the Working Capital and Net Indebtedness shall be derived from the Completion Statement.

4.8.
The Purchaser shall procure that each Group Company provides the Vendors' Accountants with such access to the employees, accounts, working papers and other financial information of the relevant Group Company as is reasonably necessary for the purposes of this Agreement. Each party shall similarly use all reasonable endeavours to ensure that the Purchaser's Accountants and the Vendors' Accountants each have such access to all relevant working and other papers of the other as is reasonably necessary for the purposes of this Agreement.

5.     POST-COMPLETION UNDERTAKINGS

5.1.
As soon as is practicable following Completion, the Purchaser and the Sale Company severally undertake to, and for the benefit of, the Guarantors, in respect of each Guaranteed Lease:

(a)
to approach the relevant Landlord and request that it releases the relevant Guarantor from the relevant Existing Guarantee;

(b)
on or prior to the expiry of 21 months from the date of this Agreement, to offer without conditions (other than those conditions set out in clause 5.1(b)) to each Landlord a Replacement Guarantee with a limit of liability of 2 years rent if prior to such expiry all other offers made to such Landlord to obtain a release of the relevant Existing Guarantee have been refused by such Landlord provided that:

(i)
no offer of any kind made to the Landlord by the Purchaser or the Sale Company shall be made unless it is a condition of such offer that (1) the relevant Existing Guarantee shall be released and (2) such release shall be executed within 21 days of the offer where no further documentation is required to be executed to implement the offer or, where further documentation is required to be executed to implement the offer, on the execution of such documentation which shall take place within 28 days of the acceptance of the offer by the Landlord; and

(ii)
the Sale Company and the Purchaser shall be under no further obligation to seek the consent of a particular Landlord to the release of the relevant Existing Guarantee once such Landlord has stated in writing that he is not prepared to accept a Replacement Guarantee with a limit of liability of 2 years rent on the conditions specified in clause 5.1(b)(i)(2).

(c)
to procure that, in connection with the acceptance and granting of any Replacement Guarantee, the relevant Landlord, the Purchaser and the Sale Company does all acts and things, and validly executes all documents, as are necessary to effect the irrevocable release of the Guarantor from its obligations under the relevant Existing Guarantee;

(d)
with effect from the Effective Date to indemnify and keep each Guarantor indemnified against any Costs of the Guarantor to the relevant Landlord under the relevant Existing Guarantee;

(e)
if there has been no release of an Existing Guarantee by the Landlord of a Guaranteed Lease within 6 months of the Effective Date, to procure that the Purchaser's Financiers shall within 14 days of the expiry of such 6 month period execute and deliver a guarantee (from the Purchaser's Financiers in substantially the form set out in Appendix 3) in favour of the relevant Guarantor guaranteeing the obligations of the Sale Company and the Purchaser under the indemnity given by them under clause 5.1(d) provided that such guarantee shall expire on whichever is the earliest of (a) the date on which a Replacement Guarantee is subsequently provided to a Landlord in respect of the relevant Existing Lease (b) the date which falls 2 years from the date such guarantee is procured under this clause 5.1(e) and (c) the Expiry Date of the relevant Guaranteed Lease; and

(f)
to procure that, except with the prior consent in writing of the Vendors, the terms of the Guaranteed Leases are complied with in all material respects by the Group Companies and, if the Purchaser or any Group Company receives notice of any material non-compliance by any Group Company of any Guaranteed Lease promptly give the Vendors notice in writing of any such non-compliance.

5.2.
The Guarantor shall not be entitled to double recovery in respect of any liability it may incur under a Guaranteed Lease by virtue of the provisions of this clause 5.1 and/or the rights of the Guarantor for an indemnity or contribution from the Company (being the lessee under the Guaranteed Leases), but shall be free to pursue any of such parties for the amount claimed.

5.3.
The Purchaser and/or the Sale Company shall on Completion procure that the Purchaser's Financiers issue a commitment letter substantially in the form set out in Appendix 2.

5.4.
The Purchaser shall not make a section 338 election under the United States Internal Revenue Code of 1996, as amended, for the purchase of any Group Company.

5.5.
The Parent (as trustee for each member of the Retained Group) agrees with the Purchaser that all Contracts between each member of the Retained Group and each member of the Group entered into on or before Completion (other than the Transaction Documents) shall, with effect from Completion be irrevocably and unconditionally terminated and each party thereto agrees irrevocably and unconditionally to:

(a)
release all others from all their respective obligations and liabilities;

(b)
waive all their respective rights;

  created by, contained in or otherwise arising (whether directly or indirectly) from the Contracts save for obligations to Guarantors in relation to the Guaranteed Leases, the Intra-Group Trade Creditors and any obligation, right and liability to deliver or provide goods or services where the order or request for such goods or services was placed or created not less than 30 days before the Completion Date (or any other matter contemplated by the Transaction Documents).

5.6.
The Parent shall procure that AMF Bowling Products, Inc. will comply with the provisions set out in Schedule 7 relating to the PUWER Equipment (as defined in Schedule 7).

6.     PARENT PROCUREMENT OBLIGATIONS

6.1.
The Parent agrees to procure that each member of the Retained Group complies with the terms of the Supply Agreement, the License, the Tax Deed and this Agreement and that the Vendors comply with all of their obligations under the terms of the Transaction Documents.

6.2.
To the extent that the Parent's obligations pursuant to Clause 5.6, Clause 6.1 or Clause 2.12 (the "Parent's Obligations") are deemed to constitute a guarantee of either payment or performance or an indemnity under any applicable law of the Parent, the Parent agrees as follows:

(a)
the failure to deliver any presentment, demand protest, notice of protest, notice of non-payment or default and all other notices to which the Parent is entitled under the Transaction Documents shall not affect the Parent's Obligations;

(b)
the Parent's Obligations will not be affected by (i) any amendment, modification, supplement, extension, renewal or restatement of any of the Transaction Documents and the Parent's Obligations shall extend to the Transaction Documents as so amended, modified, supplemented, extended, renewed or restated; (ii) the taking, exchange, surrender and releasing of any collateral or guarantee at any time held by the Purchaser or any Group Company in respect of the Parent's Obligations; and (iii) the exercise of or refraining from the exercise of any rights by the Purchaser or any Group Company in relation to the Parent's Obligations; and (iv) the settlement, compromise or release of, or the waiver of any default with respect to any of the obligations of any member of the Retained Group under the Transaction Documents (other than the Parent's Obligations);

(c)
the Parent shall not seek to enforce any claim it may have against any party to a Transaction Document which is in the Retained Group in competition with any outstanding claim made by the Purchaser or any Group Company against any such party;

(d)
the Parent's Obligations are continuing unlimited absolute and unconditional and the Parent shall continue to be liable under the provisions of this Clause 6 until all the Transaction Documents have been validly terminated or the Parent's Obligations are released with the consent of the parties hereto;

(e)
the Parent shall not have the right to terminate the Parent's Obligations in relation to any Transaction Document by notice to the Purchaser or any Group Company prior to the valid termination of the relevant Transaction Document provided always that any Termination of a Transaction Document shall not affect any accrued rights of the Purchaser or any Group Company prior to the date of termination.

7.     RETENTION AGREEMENT

7.1.
The Parent acknowledges that before Completion (on behalf of itself and its subsidiaries) entered into a Retention Agreement with each member of the Management Team the terms of which entitle each member of the Management Team to a Sales Bonus and a Severance Payment.

7.2.
The Parent undertakes to the Purchaser and the Company that all amounts to which the relevant members of the Management Team (gross of all deductions, including for income tax and national insurance) is entitled and the dates upon which payments will be due are accurately set out in Schedule 5 and agrees to indemnify and keep indemnified the Purchaser (for itself and as trustee for each Group Company) and the Company against all and any Costs (but not for the amount of any payment set out in clause 7.3 or any obligation to pay tax and national insurance with respect to such amounts, provided the Parent complies with its obligations to pay the relevant amount to the Company as set out in that clause) in connection with or otherwise arising out of the Retention Agreements to the extent that such Costs exceed (in relation to each member of the Management Team) the total liability set out next to their name in column 8 of Schedule 5.

7.3.
The parties acknowledge and agree that the Company shall pay both the Severance Payment and that part of the Sales Bonus as is payable on Completion (other than to Jean-Marc Lours) but that the Parent covenants to pay (within 10 Business Days of the due date for Payment) to the Company £137,680 to enable the Company to pay that part of the Sales Bonus which will become due and payable on the 90th day following Completion (other than to Jean-Marc Lours) and will indemnify and keep indemnified the Purchaser and the Company against all and any Costs in relation to the Parent's failure to do the same.

7.4.
The Parent agrees that neither the Purchaser nor the Company shall have any liability to make any payment in respect of any agreement (i) between any member of the Retained Group or the Group and (ii) Jean-Marc Lours and will indemnify the Purchaser and the Company in respect of all and any Costs it or they may incur in relation to the employment by the Group or the Retained Group of Jean-Marc Lours.

8.     RESTRICTIONS ON VENDORS

8.1.
The Vendors shall not and shall procure that each other member of the Retained Group shall not (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or (except as the owner for investment of securities dealt in on a regulated exchange and not exceeding 3% in nominal value of the securities of that class) interested economically or otherwise in any manner whatsoever in any Competing Business during a period of two years after Completion. For this purpose, "Competing Business" means a business:

(a)
which involves the ownership, operation or management of ten pin bowling centers in competition with the Group; and

(b)
which is carried on within the United Kingdom.

8.2.
Nothing in this clause 8 shall preclude any member of the Retained Group from exercising any right it has against any creditor of the Retained Group to acquire, own, operate or manage any interest in a Competing Business from such creditor in connection with the satisfaction of amounts owing to the Retained Group by such creditor.

8.3.
The Vendors shall not (and shall procure that each other member of the Retained Group shall not) within a period of two years after Completion, directly or indirectly, solicit or endeavour to entice away from any Group Company any person who was employed by any Group Company in a managerial supervisory, technical or sales capacity at Completion.

8.4.
The Vendors shall not (and shall procure that each other member of the Retained Group shall not) at any time disclose to any person (other than another member of the Retained Group) or use any Confidential Information which it holds in relation to any Group Company or its affairs except so far as may be required by law or regulatory authority (or where the information is already in the public domain at the time of such disclosure).

8.5.
Other than with respect to advisers who have given advice and supplied services to the Sellers in relation to the matters contemplated by this Agreement, the Vendors shall not (and shall procure that each other member of the Retained Group shall not) for a period of two years immediately following Completion, interfere, or seek to interfere, with the continuance of supplies to any Group Company from any supplier who has been supplying goods or services to that Group Company at any time during the 12 months immediately proceeding Completion if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services (save that the Retained Group shall be permitted to interfere with the supply of goods or services under the Supply Agreement to the extent the same is permitted by the express terms thereof).

8.6.
For the purposes of this clause 8 "Confidential Information" means all information of a confidential nature not publicly available, used in or otherwise relating to any Group Company's business, customers, or financial or other affairs and the marketing of the Group Companies' business and or services including customer names and lists, sales targets and statistics.

8.7.
The Vendors acknowledge and agree that each of clauses 8.1, 8.2 and 8.3 constitutes an entirely separate and independent restriction and that the duration, extent and application of each restriction are no greater than is reasonable and necessary for the protection of the interests of the Purchaser but that, if any such restriction shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, the said restriction shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective.

9.     PENSIONS

9.1.
The Vendors and the Purchaser agree that nothing shall be done to continue after Completion the participation of the Company as an Employer under the Pension Scheme (as defined for the purposes of its governing documentation), so that with effect from Completion, the Company (1) ceases to be such an Employer and (2) ceases to be the employer of persons in any category or description of employment to which the Pension Scheme relates.

9.2.
The Vendors shall use best endeavours (without financial obligation) to procure delivery to the Company within 1 year of Completion, of a certificate or certificates from the scheme actuary (as defined in section 47 of the Pensions Act 1995) to the Pension Scheme certifying the amount of any debt due by the Company to the trustees as a result of:-

(a)
the Company's having ceased to be the Principal Employer and an Employer under the Pension Scheme (each as defined in its governing documentation); or

(b)
the Company's having ceased to be an employer of persons in a category or description of employment to which the Pension Scheme relates,

        for the purposes of Section 75 of the Pensions Act 1995.

9.3.
In the event that the certificate referred to in Clause 9.2 above is not provided or that (for any other reason including any change in the law) it is ineffectual in preventing the Company, the Purchaser or any Group Company from owing a debt to the Pension Scheme, the Parent shall pay to the Purchaser an amount equal to the amount of any Costs incurred by the Company, the Purchaser or the Group Company as the case may be, in respect of any obligation by the Company to pay any amount to the trustees of the Pension Scheme which arises at or after Completion under Section 75 of the Pensions Act 1995 or otherwise.

9.4.
In addition, the Parent shall indemnify and keep indemnified the Company and the Purchaser against any Costs whether arising before, at or after Completion which the Company, the Purchaser or any Group Company may have arising from or in relation to:-

(a)
any act or omission of the Company at or before Completion in relation to the Pension Scheme;

(b)
any failure of the Parent, the Vendors, any member of the Retained Group or of the Company to fulfil any obligation which they may have to the trustees of the Pension Scheme;

(c)
the participation of the Company in the Pension Scheme.

10.   WARRANTIES

10.1.
The Vendors warrant to the Purchaser in the terms of the Warranties. The Warranties are given subject to the matters fairly disclosed in the Disclosure Letter. The provisions of section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 are hereto excluded.

10.2.
Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

10.3.
The Vendors undertake (if any claim is made against it in connection with the sale of the Shares to the Purchaser) not to make (and to procure that no member of the Retained Group shall make) any claim against any Group Company or any director or employee of any Group Member in connection with assisting the Vendors in giving the Warranties, preparing the Disclosure Letter and/or entering into this Agreement and the documents entered into pursuant to this Agreement. This clause 10.3 shall not prevent the Vendors or any other member of the Retained Group making or pursuing any claim or action against any individual in relation to fraud, dishonesty or willful default.

10.4.
The Vendors undertake to disclose to the Purchaser anything which comes to the notice of the Vendors, within five Business Days of their receiving such notice, which is or is reasonably likely to be a breach of any of the Warranties.

11.   LIMITATIONS ON CLAIMS

11.1.
The Vendors shall not be liable for any Relevant Claim or, where specifically referred to, any claim under the Tax Deed:

(a)
unless written notice of such Relevant Claim is given by the Purchaser to the Vendors identifying the Warranties alleged to have been breached, as far as it is possible to do so (on the basis of the information available on the date of such notice), and setting out such details as are in the knowledge or otherwise the possession of the Purchaser (or any Group Company) with respect to the matter in respect of which such claim is made including (if reasonably practicable and without any obligation to incur third party costs) an estimate as to the amount of such claim:

(i)
within two years following Completion; or

(ii)
within seven years from Completion in respect of a claim under the Tax Warranties,

    and any such claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn and the Vendors shall have no liability in respect of the same unless legal proceedings in respect of it have been issued within six months after the relevant time limit set out above;

  (b)
  unless the amount of the liability in respect of that Relevant Claim or claim under the Tax Deed exceeds £5,000 (save that claims relating to a series of connected matters shall be aggregated for this purpose);

  (c)
  save in relation to any claims under clauses 2.8 and 2.9 of the Tax Deed unless the amount of the liability in respect of that Relevant Claim or claim under the Tax Deed when aggregated with the amount of the liability in respect of all other Relevant Claims or claims under the Tax Deed exceeds 1% of the aggregate of the Consideration and the amount payable under clause 3.7(b) in which event the Vendors will be liable for the whole amount of such liability and not merely the excess;

  (d)
  to the extent that a provision or reserve for the matter or liability which would otherwise give rise to the Relevant Claim in question has been made or taken into account in calculating any provision or reserve in the Last Accounts (provided that, where less than the full amount of the liability for the Relevant Claim in question has been so made or so taken into account, this clause 11.1(d) shall not exclude liability in respect of the difference between the full amount and the amount so made or so taken into account);

  (e)
  to the extent that such Relevant Claim would not have arisen but for a change in legislation or any regulation, published practice or policy of any Tax Authority or any government, governmental department, agency or regulatory body, or enacted after the date of this Agreement (including, without limitation, any change relating to Taxation, rates of Taxation or otherwise);

  (f)
  to the extent that such Relevant Claim would not have arisen but for a change made after Completion in the accounting policies or practices of the (i) Purchaser or any Group Company except where such changes are necessary to correct historic non-compliance by a Group Company prior to Completion with the relevant provisions (in effect prior to Completion) of UK GAAP; or (ii) from any reorganisation or change of ownership of the Purchaser or any member of the Purchaser's Group (as enlarged by the acquisition of the Shares) after Completion;

  (g)
  to the extent that the Relevant Claim would not have arisen but for any voluntary act, omission, transaction or arrangement carried out:

  (i)
  by the Vendors or any of the Group Companies at the request of or with the written consent of the Purchaser before Completion (but for the avoidance of doubt excluding the Group Rationalisation and the Initial Transfer); or

  (ii)
  by any member of the Purchaser's Group (including, for the avoidance of doubt, any Group Company) after Completion unless such act, omission transaction or arrangement (i) occurred in the ordinary and usual course of business as carried on at the date of this Agreement; or (ii) could not reasonably have been avoided, having regard to all relevant circumstances; or (iii) was carried out in accordance with any Contract entered into on or before Completion.

  (h)
  to the extent that the liability giving rise to the Relevant Claim is re-covered under a policy of insurance in force on the date of this Agreement.

  (i)
  to the extent that the liability giving rise to the Relevant Claim is contingent unless and until such liability becomes an actual liability and is due and payable (and in relation to any such claim the six month time limit referred to in clause 11.1(a) shall be deemed to run from the date on which the relevant liability shall become an actual liability and be due and payable).

11.2.
The Vendors aggregate liability for all Relevant Claims, together with claims under the Tax Deed, shall not exceed 50% of the aggregate of the Consideration and the amount payable under clause 3.7(b).

11.3.
The Purchaser agrees that it and the relevant Group Companies will take all reasonable steps to mitigate any loss which in the absence of such mitigation would, or would be reasonably likely to, give rise to a liability in respect of any Relevant Claim provided that any Costs incurred by such Group Company in taking such steps shall be accounted for in assessing the amount of any such Relevant Claim.

11.4.
If the Vendors pay an amount in discharge of any Relevant Claim and the Purchaser or any of the Group Companies subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which relates to the subject matter of the Relevant Claim, the Purchaser shall pay, or shall procure that the relevant Group Company pays, to the Vendors so much of the amount recovered by the Purchaser as does not exceed the sum recovered from the third party (less all reasonable costs, charges and expenses properly incurred by the Purchaser in recovering that sum from such third party). In the event that the Purchaser or any Group Company becomes entitled to seek recovery from a third party in the circumstances described in the preceding sentence, the Purchaser shall, without prejudice to any other provisions of this clause 11, use all reasonable endeavours to pursue recovery of such sum from such third party

11.5.
The Purchaser shall not be entitled to recover from the Vendors under the Transaction Documents more than once in respect of the same matter.

11.6.	(a)	If the Purchaser or any Group Company becomes aware of any claim by any third party which would give rise to a Relevant Claim (a "Third Party Claim") the Purchaser shall give notice of that fact as soon as possible to the Vendors, setting out reasonable details as to the nature of such claim, but any failure to give such notice shall not affect the rights of the Purchaser in respect of any Relevant Claim but without prejudice to the Purchaser's obligation to mitigate.
  (b)
  Without prejudice to the validity of any such claim or alleged claim in question, the Purchaser shall allow, and shall procure that the relevant Group Companies allow, the Vendors and their professional advisers to reasonably investigate the matter or circumstance alleged to give rise to such Third Party Claim and whether and to what extent any amount is payable in respect of such Third Party Claim and for such purpose the Purchaser shall give, and shall procure that the relevant Group Companies give, all such reasonable information and reasonable assistance, including reasonable access to premises and personnel, and the right to examine and copy or photograph at their own expense any assets, accounts, documents and records, as the Vendors or their professional advisers may reasonably request.

  (c)
  If the Purchaser or the Company become aware of any Relevant Claim which gives or may give rise to a claim under this Agreement, the Purchaser shall, or shall procure that the Company shall, as soon as reasonably practicable give written notice of the Relevant Claim to the Vendors but any failure to give such notice shall not affect the rights of the Purchaser in respect of any Relevant Claim but without prejudice to the Purchaser's obligation to mitigate.

  (d)
  If the Vendors in writing require, the Purchaser shall, or shall procure that the Company shall, supply the Vendors with such available and relevant details, documentation, correspondence and information and shall take such action as the Vendors may reasonably request in writing to negotiate, avoid, dispute, resist, compromise, defend or appeal against the Relevant Claim and any adjudication in respect of the Relevant Claim (including, allowing the Vendors or its advisors to undertake the conduct of the Relevant Claim) provided that the Vendors shall first indemnify the Company and the Purchaser to the reasonable satisfaction of the Purchaser against all Costs.

  (e)
  If the Vendors or their advisors do not undertake the conduct of any action in respect of a Relevant Claim under clause (d), the Purchaser shall keep the Vendors fully informed of the progress in settling the Relevant Claim and shall at the Vendors' written request, as soon as reasonably practicable, forward, or procure to be forwarded to the Vendors, copies of all written correspondence and documentation pertaining to it.

  (f)
  If the Vendors or their advisors do undertake the conduct of any action against a Relevant Claim under clause (d):

  (i)
  the Vendors shall keep the Purchaser fully informed of the progress in settling the Relevant Claim and shall at the Purchaser's written request, as soon as reasonably practicable, forward, or procure to be forwarded to the Purchaser, copies of all written correspondence and documentation pertaining to it; and

  (ii)
  the Vendors shall or shall procure that their advisors shall provide the Purchaser with a reasonable opportunity to make reasonable recommendations to the Vendors about the manner in which the conduct of the action in respect of the Relevant Claim is to be conducted and the Vendors shall act on such reasonable recommendation.

  (g)
  The Purchaser will not be required to take or procure that a Company will take any action mentioned in clause (d) and the Vendors will not be permitted to take or procure the conducting of any action under clause (d):

  (i)
  which it considers to be materially prejudicial to the business or Tax affairs of any Company, the Purchaser or any other member of the same group of companies as the Purchaser or on any other reasonable ground; or

  (ii)
  which involves contesting a Relevant Claim beyond the first appellate body (excluding the Tax Authority which has initiated the action in respect of the Relevant Claim) in the jurisdiction concerned unless the Vendors obtain (at the Vendors' cost and expense) the opinion of tax counsel of at least 5 years' call that it is reasonable in all circumstances to make such an appeal.

  (h)
  If the Vendors fail promptly (and in any event within 10 Business Days of the Purchaser giving notice requiring the Vendors to do so) to inform the Purchaser of any action which the Vendors wish the Purchaser to take or to procure a Group Company to take under clause (d), the Purchaser will be entitled to procure that the Company settles or compromises any Relevant Claim on such terms as it determines in its absolute discretion.

      The limitations in this clause 11 shall not apply to the Warranties in paragraph 1 of Schedule 3.

12.   ENTIRE AGREEMENT

12.1.
This Agreement sets out the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares. This Agreement supersedes the Confidentiality Undertaking which shall cease to have any further force or effect. It is agreed that:

(a)
no party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not expressly set out or referred to in the Transaction Documents;

(b)
a party may claim in contract for breach of Warranty under this Agreement but shall have no claim or remedy in respect of misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement) or untrue statement;

  (c)
  save as expressly set out in this Agreement, no party hereto or any of their Connected Persons shall owe any duty of care, nor have any liability in tort or otherwise, to any other party or its respective Connected Persons in respect of, arising out of, or in any way relating to the sale of Shares pursuant to this Agreement; and

  (d)
  this clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation by a party.

12.2.
The agreements and undertakings in this clause 12 are given by each party on its own behalf and as agent for each of its Connected Persons. Each party acknowledges that the other party gives such agreements and undertakings as agent with the full knowledge and authority of each of its respective Connected Persons. In this clause 12, "Connected Person" means, in each case, to the extent that they are involved on behalf of a party, (a) a party's officers, employees, group undertakings, agents and advisers, (b) officers, employees, agents and advisers of a party's group undertakings; and (c) officers, employees and partners of any such agent or adviser or of any group undertaking of such an agent or adviser.

12.3.
In this clause 12, "group undertaking" shall be construed in accordance with the Companies Act.

12.4.
Each party agrees that:

(a)
it will procure so far as it is legally able that each of its Connected Persons complies with the terms of clause;

(b)
it will indemnify and hold harmless each other party and each of that party's respective Connected Persons, on an after-tax basis, on demand from and against all Costs suffered or incurred by any of them arising directly or indirectly from a breach of this clause 12 by it or any of its own Connected Persons.

13.   VARIATION

13.1.
No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

13.2.
Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

14.   ASSIGNMENT

14.1.
This agreement should be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No party may assign the benefit of, and any of its rights under either this Agreement to any person whatsoever, other than where such assignment is to a member of such party's group or in connection with the giving of any security. The Purchaser may without the consent of the Vendor assign or mortgage or charge by way of security to a lender in connection with any arrangements for the provision of acquisition finance by that lender to the Purchaser to facilitate it to purchase the Company (or to another lender on a refinancing on that acquisition facility) the benefit of the Vendors' obligations under this Agreement and any benefit of the Purchaser's arising under or out of this Agreement. The Vendors may designate one or more of their Affiliates to perform its obligations hereunder (in any or all of which cases the Vendors nonetheless shall remain responsible for the performance of all of its obligations hereunder).

14.2.
Any purported assignment in contravention of this clause 14 shall be void.

15.   ANNOUNCEMENTS

15.1.
Except as required by law or by any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the party making the announcement or disclosure is subject, whether or not having the force of law or in order to have in the opinion of its legal counsel consistent and adequate disclosure with respect to its publicly filed documents, no announcement or circular or disclosure in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Vendors or the Purchaser or any member of the Retained Group or of the Group without the prior written approval of the Vendors and the Purchaser (such approval not to be unreasonably withheld or delayed). Notwithstanding the foregoing, AMF Bowling Worldwide, Inc. and the Purchaser shall be permitted to make appropriate announcements to their respective shareholders, limited partners, investors and bondholders without the need to seek consent from any other party and any Group Company shall be permitted to make appropriate announcements to its employees, suppliers and customers or professional advisers without the need for consent from the Vendors.

16.   COSTS

16.1.
Subject the provisions of this clause 16, and any other clause entitling one party to recover its costs from the other, each of the parties shall pay its own Costs incurred in connection with the negotiation, preparation and implementation of this Agreement.

16.2.
The Purchaser shall bear all stamp duties arising on the transfer of the Shares pursuant hereto.

17.   SEVERABILITY

        If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

18.   COUNTERPARTS

        This Agreement may be executed in any number of counterparts (including facsimile counterparts) and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

19.   INTEREST

19.1.
If any party becomes liable to pay (the "Paying Party") any such pursuant to this Agreement, whether pursuant to clause 2.2, 3.7(b), a liquidated sum or by way of damages or otherwise, a Paying Party will be liable to pay interest in such from the due date of payment at the annual rate of 4 per cent above the base lending rate from time to time of Barclays Bank plc accruing on a daily basis until payment is made, whether before or after judgment.

19.2.
If the Vendors become liable to pay the Purchaser or any Group Company any sum pursuant to this Agreement, whether liquidated sum or by way of damages or otherwise, the Vendors will be liable to pay interest on such sum from the due date for payment at an annual ate of 4% above the base landing rate from time to time of Barclays Bank plc, accruing on a daily basis until payment is made, whether before or after any judgment.

19.3.
It is hereby agreed by the parties that where a party claims it is owed interest as calculated in accordance with this clause 19, in relation to any claim under this Agreement, it shall not apply to any court or tribunal for any further interest amount to be paid.

20.   GENERAL

20.1.
Unless otherwise provided, any outstanding obligation contained in this Agreement will remain in force notwithstanding Completion.

20.2.
In the event of any claim being made against the Vendors under the Warranties neither of the Vendors will plead against such claim the Limitation Act 1980 or any other statute (present or future) directly or indirectly consolidating, extending, replacing or re-enacting the same, or any other rule of law relating to limitation of time in which any action can be bought or claim made; provided that this clause 20.2 is without prejudice to any express provision of this Agreement regarding time limits of notifying or making claims.

20.3.
Except as required by law, all payments by the Vendors resulting from a breach of this Agreement will be made free and clear of any deductions and withholdings whether in respect of Taxation or otherwise. If any deduction or withholding is required by law to be made from any payment by the Vendors resulting from a breach of this Agreement which is not governed by the provisions of the Tax Deed of if (ignoring any available relief or allowance) the Purchaser or any Group Company is subject to Taxation in respect of any such payment which is not governed by the provisions of the Tax Deed then the Vendors will pay to the Purchaser or the relevant Group Company such additional amount as is necessary to ensure that the net amount received and retained by them (after taking account of such deduction or withholding of Taxation) is equal to the amount which they would have received and retained had the payment in question not been subject to the deduction or withholding of Taxation.

21.   FURTHER ASSURANCE

        Each party will do, or procure the doing of, all acts and things and execute, or procure the execution of, all documents as is reasonably necessary to give full effect to the terms of this Agreement.

22.   WAIVERS, RIGHTS AND REMEDIES

        No failure or delay by any party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

23.   BOOKS AND RECORDS

        The Purchaser (and the Vendors) shall, and shall procure that each Group Company (or in the case of the Vendors, each member of the Retained Group) shall, retain for a period of at least seven years from Completion and allow the Vendors (or in the case of the Vendors, the Purchaser and any Group Company) or their representatives to have reasonable access to (and, at the Vendors' (or in the case of the Vendors, the Purchaser) expense, copies of) the books, records and documents of the Group (or in the case of the Vendor of the Retained Group which relate to the Group) to the extent that they relate to the period prior to Completion and/or to the extent reasonably required by the Vendors (or in the case of the Vendors, the Purchaser) to comply with any relevant law or regulations or in connection with the preparation and agreement of any accounting, tax or other records.

24.   RIGHTS OF THIRD PARTIES

        A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms, save for each Group Company has the right to enforce all rights of the Purchaser and save that the covenants given by the Purchaser in clause 5 are for the benefit of, and may be enforced by, any and all members of the Retained Group. This agreement may be amended, varied or modified without the consent of any such person by the parties hereto.

25.   NOTICES

25.1.
Any notice or other communication to be given by one party to any other party under, or in connection with, this Agreement or the Tax Deed shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in clause 25.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 25.2 and in each case marked for the attention of the relevant party set out in clause 25.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 25). Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)
in the case of delivery by hand, when delivered;

(b)
in the case of fax, at the time of transmission;

(c)
in the case of prepaid recorded delivery, special delivery or registered post, at 10am on the second Business Day following the date of posting provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

        References to time in this clause are to local time in the country of the addressee.

25.2.
The addresses and fax numbers of the parties for the purpose of clause 25.1 are as follows:

Vendors
8100 AMF Drive
Richmond, Virginia
USA 23111
00 1 804 4417 (Phone)
00 1 559 6241 (Fax)

For the attention of: Daniel M. McCormack
With a copy to:

Code Hennessy & Simmons LLC
10 South Wacker Drive
Chicago, Illinois
USA 60606
00 1 312 876 1840 (Phone)
00 1 312 876 3854 (Fax)

For the attention of: Richard Lobo/Robert Hogan

And:

Kirkland & Ellis International LLP
Tower 42
25 Old Broad Street
London EC2N 1HQ
44 20 7816 8760
44 20 7816 8800

For the attention of: Jonathan D. Jacobs

Purchaser

Ever 2421 Limited
1 Park Lane
Hemel Hempstead
020 7235 8441

For the attention of: Paul Harris

25.3.
A party may notify any other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 25, provided that, such notice shall only be effective on:

(a)
the date specified in the notice as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

26.   GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

26.1.
This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, English law.

26.2.
Each of the parties agrees that the courts of England are to have non-exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement.

As WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

SCHEDULE 1
INTERPRETATION

1.
In this Agreement, the following expressions shall have the following meanings:

        "Accounts" means in relation to any financial year of any Group Company:

  (a)
  the audited balance sheet of such Group Company (and the audited consolidated balance sheet, if any, of the Company and its subsidiary undertakings) as at,the Accounts Date in respect of that financial year; and

  (b)
  the audited profit and loss account of such Group Company (and the audited consolidated profit and loss account, if any, of the Company and its subsidiary undertakings) in respect of that financial year, together with any notes, reports or statements included in or annexed to them;

        "Accounts Date" means, in relation to any financial year of any Group Company, the last day of that financial year;

  "Banked Cash" means all cash at bank as at the Effective Date as shown in a bank statement showing the opening balances of all the bank accounts of the Group at the opening of business on the day after Completion but excluding all cash at bank with Natwest in account number 78539978 sort code: 60-10-33;

  "Business Day" means a day (excluding Saturdays) on which banks generally are open in London for the transaction of normal banking business;

  "Cash" means Banked Cash, Petty Cash and Amusement Cash as at the Effective Date as shown in Part A of the Completion Statement prepared agreed and determined in accordance with clause 4 and Schedule 4 excluding any cash payable to the Purchaser pursuant to the provisions of clause 2.3;

        "Companies Act" means the Companies Act 1985;

        "Company" means AMF Bowling UK Limited;

        "Completion" means completion of the sale and purchase of the Shares under this Agreement;

        "Completion Date" means the date of this Agreement;

  "Completion Statement" means the Statement of the Working Capital, and the Statement of Net Indebtedness, to be prepared in accordance with clause 4 and Schedule 4.

        "Confidentiality Undertaking" means the undertaking entered into by, or on behalf of, the Purchaser and the Vendors;

        "Connected Person" has the meaning given in Clause 12;

  "Consideration" means the amount payable to the Vendors by the Purchaser in accordance with clause 3.7(a) as adjusted after Completion in accordance with the terms of this Agreement;

  "Contract" means any agreement or commitment whether conditional or unconditional and whether by deed or under hand, oral or otherwise, and any arrangement or understanding, in each case whether legally binding or not;

  "Costs" means obligations, liabilities, losses, damages, costs (including reasonable legal costs) and expenses (including Taxation, save where such Taxation has already been accounted for in accordance with the provisions of clause 20.3), actions, proceedings, claims and demands, in each case of any nature whatsoever;

  "Disclosure Letter" means the letter in the agreed form from the Vendors to the Purchaser executed and delivered at Completion;

  "Encumbrance" means any claim, charge, mortgage, security, lien, option, equity, power of sale, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or any agreement to create any of the foregoing;

        "Effective Date" means close of business in respect of the Completion Date;

  "Escrow Amount" means £2,000,000, together with all interest earned on the same during the period commencing on the date of Completion, and ending on the date such amount is paid by the Escrow Agent to the Vendors or to the Purchaser (as the case may be), in each case in accordance with the terms of this Agreement and the Escrow Undertaking;

  "Estimated Banked Cash" means the sum of £0 (calculated as shown in Appendix 1) being the amount agreed between the parties as being a reasonable estimate of the Banked Cash;

  "Estimated External Indebtedness" means the sum of £0 (calculated as shown in Appendix 1) being the amount agreed between the parties as being a reasonable estimate of the External Indebtedness;

  "Estimated Intra-Group Indebtedness" means the sum of £23,137,297 (calculated as shown in Appendix 1) being the amount agreed between the parties as being a reasonable estimate of the Intra-Group Indebtedness;

  "Estimated Net Indebtedness" means the sum of £23,137,297 (calculated as shown in Appendix 1) being the aggregate Estimated Intra Group Indebtedness and the Estimated External Indebtedness minus the Estimated Banked Cash;

  "Existing Guarantee" in respect of each Guaranteed Lease, the obligations of the relevant Guarantor under the terms of such Guaranteed Lease;

  "Expiry Date" means in relation to each Guaranteed Lease, the date set opposite such lease in column 4 of Schedule 5;

  "External Indebtedness" means all indebtedness in the nature of borrowings owed by any member of the Group to any person other than (a) a member of the Retained Group or (b) another member of the Group;

        "financial year" shall be construed in accordance with section 223 of the Companies Act;

        "Group" means the Purchaser, Sale Company, the Company and the Subsidiaries;

        "Group Company" means the Sale Company or any other member of the Group;

  "Group Rationalisation" means the incorporation of the Sale Company and transfer of Properties, being freehold properties, in order to maximize the tax benefits to the Retained Group, and all matters related thereto;

  "Guaranteed Amount" means in relation to Guaranteed Lease, the amount set out next to such Guaranteed Lease in column 5 of Schedule 6;

  "Guaranteed Leases" means each of the leases details of which are set out in Schedule 6;

  "Guarantor" means in relation to each Guaranteed Lease, the person whose details are set out in column 4 of Schedule 6 and Guarantors shall be construed accordingly;

        "holding company" shall be construed in accordance with sections 736 and 736A of the Companies Act;

        "ICTA" means the Income and Corporation Taxes Act 1988;

  "Initial Transfer" means the transfer of legal and beneficial title to 9,049,494 ordinary shares held in the capital of the Company by the Vendors, to the Sale Company, in consideration of the issue of 9,049,493 ordinary shares in the capital of the Sale Company to the Vendors;

        "Insolvency Act" means the Insolvency Act 1986;

  "Intra-Group Credits" means all indebtedness in the nature of borrowings (including without limitation monies arising in respect of support charges, royalty and interest) (excluding Intra-Group Trade Creditors but including AMF Bowling Products UK Limited) owed by members of the Group to members of the Retained Group as at the Effective Date.

  "Intra-Group Debits" means all indebtedness in the nature of borrowings (excluding Intra-Group Trade Debtors) owed by members of the Retained Group to members of the Group in each case as the Effective Date and as shown in Part A of the Completion Statement prepared agree and determined in accordance with clause 4 and Schedule 4;

        "Intra-Group Indebtedness" means Intra-Group Credits less Intra-Group Debits;

  "Intra-Group Trade Credits" means amounts owed by any member of the Group to members of the Retained Group at the Effective Date arising from the supply of goods and/or the provision of services to members of the Group by members of the Retained Group in each case within the period commencing 30 days before the Effective Date and ending on the Effective Date and in the ordinary course of business and as shown in Part B of the Completion Statement prepared agreed and determined in accordance with clause 4 and Schedule 4;

  "Intra-Group Trade Debits" means amounts owed by any member of the Retained Group to members of the Group at the Effective Date arising from the supply of goods and/or the provision of services to members of the Retained Group by members of the Group in each case within the period commencing 30 days before the Effective Date and ending on the Effective Date and in the ordinary course of business and as shown in Part B of the Completion Statement prepared agreed and determined in accordance with clause 4 and Schedule 4;

  "Landlord" means in respect of each Guaranteed Lease, the person whose details are set out in column 3 of Schedule 6, together with their successors and assignees, and Landlords shall be construed accordingly;

  "Last Accounts" means, in relation to any Group Company, the Accounts of that company in respect of its financial year ended on the Last Accounts Date;

        "Last Accounts Date" means 30 June 2003;

  "License" means the trademark license to be entered into on the date hereof between AMF Worldwide, Inc., AMF Bowling UK Limited and AMF Bowling;

  "Management Team" means Larry Kehoe, Adam Ludlum Christian Parker, Christina Greaves, Dave Smith, Jan Lewin, Jenny Edis, Jimmy Atkinson, Mark Root, Mike Phelan, Paul Creighton, Steve Chilton and Jean-Marc Lours;

  "Net Indebtedness" means the aggregate of the Intra-Group Indebtedness and the External Indebtedness less the Banked Cash;

  "Nominee Share" means one ordinary share in the capital of AMF Bowling, registered in the name of the Second Vendor;

        "Pension Scheme" means the AMF Bowling Pension Plan established by an interim trust deed dated 30 June 1988;

  "Products" means bowling equipment and supplies used to equip and outfit a bowling center as well as consumables and retail products used in the operation of a bowling center's business, and (in each case) all matters ancillary thereto;

        "Properties" means the freehold and leasehold properties of the Group;

        "Purchaser's Accountants" means Hillier Hopkins LLP;

        "Purchaser's Financiers" means Barclays Bank PLC or any other UK clearing bank;

  "Purchaser's Group" means the Purchaser, its subsidiaries and subsidiary undertakings from time to time, any holding company of the Purchaser and all other subsidiaries of any such holding company from time to time;

        "Purchaser's Scottish Solicitors" means Brodies LLP, 15 Atholl Crescent, Endinburgh EH3 8HA;

        "Purchaser's Solicitors" means Eversheds LLP of 115 Colmore Row, Birmingham, B3 3AL;

        "Relevant Claim" means any claim for breach of a Warranty;

  "Replacement Guarantee" in relation to each Guarantee Lease, that guarantee in substantially the form set out in Appendix 3 from the Purchaser's Financiers which the relevant Landlord accepts in consideration of the release of the Existing Guarantee (provided that said Existing Guarantee is irrevocably released), save that no Replacement Guarantee shall or, with respect to the relevant Guaranteed Lease, be in an amount greater than the Guaranteed Amount and shall expire no later than whichever is the earlier of: (a) the date which falls two years from the date of the Replacement Guarantee; and (b) Expiry Date of the Guaranteed Lease;

  "Retained Group" means each of the Vendors, any holding company from time to time of either of them and any subsidiary from time to time of the Vendors of any such holding company (but excluding any Group Company);

  "Retention Agreements" means the retention agreements between the Parent and each member of the Management Team dated before Completion pursuant to which the Parent agreed (on behalf of its subsidiaries, including the Company) to pay to the Management Team various sums in the event of the sale of the UK and French operations of the AMF Group and/or the termination of their employment with AMF Bowling;

  "Sales Bonus" in respect of each member of the Management Team the total bonus set out next to their name in column 6 of Schedule 5;

        "Schedules" means Schedules 1 to 5 to this Agreement and Schedule shall be construed accordingly;

  "Scottish Properties" means (1) the subjects lying between Elliot Street and Port Street, Finnieston, Glasgow registered in the Land Register of Scotland under Title Numbers GLA 43187 and GLA66985 and (2) the subjects on the west side of Forth Street, Stirling registered under Title Number STG23558;

  "security interest" means any security interest of any nature whatsoever including, without limitation, any mortgage, charge, pledge, lien, assignment by way of security or other Encumbrance;

        "Senior Employees" means Larry Kehoe, Michael Phelan and Mark Root;

  "Severance Payment" means in respect of each of Mike Phelan and Larry Kehoe, the amounts set out next to their name in column 2 of Schedule 5;

        "Shares" means the Target Shares and the Nominee Share;

  "subscribed" means in relation to any document that such document is subscribed so that the document shall be presumed to have been subscribed by the granter of it for the purposes of Sections 3 and/or 7 of, and/or Schedule 2 to, the Requirements of Writing (Scotland) Act 1995;

        "Subsidiaries" means the companies details of which are set out in Part B of Schedule 2;

        "subsidiary" and "subsidiaries" shall be construed in accordance with sections 736 and 736A of the Companies Act;

        "subsidiary undertaking" shall be construed in accordance with section 258 of the Companies Act;

  "Supply Agreement" means the agreement for the ongoing provision of Products to the Group following Completion between the Company and AMF Bowling Products, Inc., and dated the date hereof;

        "Target Shares" means all of the issued shares in the capital of the Sale Company;

        "Target Working Capital" means a negative number of £911,000;

  "Taxation" or "Tax" means any form of taxation, duty, impost, levy, tariff of any nature whatsoever and wherever arising, past or present, whether governmental, state, provincial, local governmental or municipal whether or not any such taxation, duty, impost, levy or tariff arises in respect of actual, deemed, gross or net income, profit, gain, value, receipt, payment, sale, occupation, value added, property or right including income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment under Part II ITEPA or otherwise), corporation tax, ACT, capital gains tax, inheritance tax, VAT, customs and other import duties, stamp duty, stamp duty land tax, national insurance and social security contributions and any penalty, charge, surcharge, fine or interest payable in connection with any such taxation, duty, impost, levy or tariff or in connection with any account, record, form, return or computation required to be kept, maintained or submitted for the purposes of such taxation duty, impost, levy or tariff but does not include deferred tax;

  "Tax Authority" means any authority or body, in any jurisdiction and whether national or otherwise having the power or authority or other function in relation to Tax including the Board of Inland Revenue and the Commissioners of Customs & Excise;

  "Tax Deed" means the deed of indemnity, in the agreed form, to be entered into on Completion by the Vendors and the Purchaser;

  "Tax Statute" means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation in any jurisdiction making any provision for or in relation to Tax;

        "Tax Warranties" means the representations and warranties set out in paragraph 2 of Part A of Schedule 3;

  "Transaction Documents" means this Agreement, the Disclosure Letter, the Tax Deed, the Licence, the Supply Agreement and any document being ancillary to any of them;

  "UK GAAP" means generally accepted account principles applied in the UK, incorporating statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board Limited, in each case as in force at Completion and as historically applied in the Last Accounts;

        "Vendors' Accountants" means KPMG LLP;

        "Vendor's Scottish Solicitors" means Dundas & Wilson, Northwest Wing, Bush House, Aldwych, London WC2B 4EZ;

        "Vendors' Solicitors" means Kirkland & Ellis International LLP of Tower 42, 25 Old Broad Street, London EC2N 1HQ;

        "Warranties" means the warranties set out in Part A of Schedule 3;

  "Working Capital" means, as at the Effective Date, the aggregate of [Banked Cash], Petty Cash, Amusement Cash, Trade Accounts Receivable, Stock and other Current Assets less the aggregate of the Trade Accounts Payable and Accruals as each such expression is defined in Schedule 4 as shown in Part B of the Completion Statement agreed or determined in accordance with the provisions of clause 4 and Schedule 4;

  "Working Capital Adjustment" means the amount (if any) to be paid to the Vendors by the Purchaser or to the Purchaser by the Vendors (as the case may be) after Completion pursuant to the adjustments pursuant to clause 2.3(a) or (b) (as the case may be).

SIGNED by	)
for and on behalf of	)	/s/ DANIEL M. MCCORMACK
AMF WBCH LLC	)
SIGNED by	)
for and on behalf of	)	/s/ DANIEL M. MCCORMACK
AMF BCH LLC	)
SIGNED by	)
for and on behalf of	)	/s/ PAUL HARRIS
EVER 2421 LIMITED	)
SIGNED by	)
for and on behalf of	)	/s/ W. THOMAS DIDLAKE, JR.
AMF BOWLING UK LIMITED	)
SIGNED by	)
for and on behalf of	)	/s/ W. THOMAS DIDLAKE, JR.
AMF BOWLING	)
SIGNED by	)
for and on behalf of	)	/s/ PAUL HARRIS
EVER 2423 LIMITED	)